Exhibit 10.1

AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made May 12, 2008 by and between Valassis Communications, Inc. (the “Corporation”) and Alan F. Schultz (the “Executive”).

WHEREAS, the Corporation and the Executive entered into that certain Employment Agreement effective as of March 18, 1992, as amended on December 22, 1994, January 3, 1995, December 19, 1995, September 15, 1998, December 16, 1999, March 14, 2001, June 26, 2001, January 9, 2004, December 21, 2004 and December 21, 2007 (as amended, the “Employment Agreement”); and

WHEREAS, the Corporation and the Executive desire to amend certain sections of the Employment Agreement as outlined below.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as set forth below.

1.	Section 1(b) of the Employment Agreement shall be amended to read in its entirety as follows:

“The Employment Period shall commence as of March 18, 1992 (the “Effective Date”) and shall continue until the close of business on January 1, 2012.”

2.	The first sentence of Section 3(a) of the Employment Agreement shall be amended in its entirety to read as follows:

“The Executive’s Annual Base Salary (“Annual Base Salary”), payable on a biweekly basis, shall be at the annual rate of not less than $860,000, which annual rate shall increase to $1,000,000 commencing July 1, 2008.”

3.	The fifth sentence of Section 3(a) of the Employment Agreement shall be amended by deleting:

“In addition, the Executive shall receive for the 1996 fiscal year and for each fiscal year thereafter during the Employment Period,”

And replacing it with:

“In addition, the Executive shall receive for the 1996 fiscal year and for each fiscal year thereafter during the Employment Period ending on or prior to December 31, 2008,”

4.	The fifth sentence of Section 3(a) of the Employment Agreement shall be further amended, effective as of May 12, 1999, to replace “7,500 shares” with “11,250 shares”, such amendment to reflect the Corporation’s 3:2 stock split which was effective on May 12, 1999.

5.	The fifth sentence of Section 3(a) of the Employment Agreement shall be further amended to add the following language after “the VCI Employee and Director Restricted Award Plan adopted December 13, 1995, subject to the approval of VCI’s shareholders”:

“(or such other plan applicable to executives of the Corporation in effect from time to time)”

6.	Section 3(b) of the Employment Agreement shall be amended to insert the following at the end of such section:

“Commencing on July 1, 2008, with respect to each six month period ending on June 30 and December 31 thereafter during the Employment Period, the Executive shall be paid by the Corporation a semi-annual cash bonus in accordance with the performance targets (the “Targets”) set by the Board or the Compensation/Stock Option Committee of the Board (the “Committee”) under the terms of the Valassis Communications, Inc. 2008 Senior Executives Semi-Annual Bonus Plan (the “Senior Executive Bonus Plan”). The target semi-annual cash bonus will be 100% of the Annual Base Salary earned during the applicable performance period (the “Target Award”). The actual amount of the award shall range from zero to 200% of the Target Award based upon achievement of specified performance objectives as set by the Committee in advance of the applicable six month period. Each such semi-annual bonus shall be paid promptly after the end of the applicable six month period in accordance with and subject to the terms and conditions of the Senior Executive Bonus Plan.”

7.	Section 3(c) of the Employment Agreement shall be amended in its entirety to read as follows:

“The Executive shall be eligible to receive non-qualified options to purchase an aggregate of 1,100,000 shares of Common Stock of the Corporation pursuant to the Corporation’s 2008 Omnibus Incentive Compensation Plan (or such other plan applicable to executives of the Corporation in effect from time to time) (each, an “Option” and collectively, the “Options”). Subject to the approval of the Board or the Committee, as applicable, the Options shall be granted by the Corporation in two (2) installments as follows: an Option to purchase 550,000 shares of Common Stock of the Corporation shall be granted upon the effective date of this Amendment, and an Option to purchase

550,000 shares of Common Stock of the Corporation shall be granted on January 1, 2009 (each date on which the Option is granted as provided for herein, the “Date of Grant”). Each Option shall have a strike price equal to the Fair Market Value (as defined in the Corporation’s applicable stock option plan) of the Corporation’s Common Stock on the Date of Grant and shall become fully vested three (3) years from such Date of Grant and exercisable for four (4) years thereafter, with the same terms and conditions as the Corporation’s then current standard non-qualified stock option agreement for executive officers, except as provided below. The Options shall also vest in accordance with the following stock performance targets for the Corporation’s Common Stock: one third of each Option grant shall vest upon the Corporation’s Common Stock achieving a market price of five dollars ($5.00) per share greater than the Fair Market Value of the Corporation’s Common Stock on the Date of Grant; one-third of each Option grant shall vest upon the Corporation’s Common stock achieving a market price of ten dollars ($10.00) per share greater than the Fair Market Value of the Corporation’s Common Stock on the Date of Grant; and the remaining one-third of each Option grant shall vest upon the Corporation’s Common Stock achieving a market price of fifteen dollars ($15.00) per share greater than the Fair Market Value of the Corporation’s Common Stock on the Date of Grant; provided, however, that in no event shall an option be exercised for the first six (6) months following a Date of Grant. Notwithstanding the foregoing, (A) subject to Executive’s continued employment on the effective date of a Change of Control, upon the occurrence of the Change of Control (as defined in the Corporation’s applicable stock option plan), (x) all unvested and unexercisable shares subject to any Option granted prior to the Change of Control shall become fully exercisable and vested and (y) any Option not previously granted shall be granted as of immediately prior the effective date of the Change of Control with a strike price equal to the Fair Market Value of the Corporation’s Common Stock on the date the Option is granted and shall be vested and fully exercisable upon grant; and (B) upon termination of Executive’s employment by the Corporation other than for Cause or by the Executive for Good Reason, (x) all unvested and unexercisable shares subject to any Option granted shall become vested and fully exercisable and (y) any remaining Option not previously granted shall be immediately granted with a strike price equal to the Fair Market Value on the date the Option is granted and shall be vested and fully exercisable upon grant.”

8.	Section 3(h) of the Employment Agreement shall be amended by deleting:

“The Executive shall be eligible to receive for the Fiscal Year (calendar) 1999 and for each fiscal year therefore during the Employment Period,”

And replacing it with:

“The Executive shall be eligible to receive for the Fiscal Year (calendar) 1999 and for each fiscal year therefore during the Employment Period ending on or prior to December 31, 2008,”

9.	References in Section 3(h) of the Employment Agreement to “7,500 shares” shall be amended, effective as of May 12, 1999, to read “11,250 shares” and the reference to “15,000 shares” shall be amended as of the same date to read “22,500 shares”, such amendment to reflect the Corporation’s 3:2 stock split which was effective on May 12, 1999.

10.	Section 3(h) of the Employment Agreement shall be further amended to insert the following at the end of such Section:

“Effective January 1, 2009, the Executive shall be eligible to receive for fiscal (calendar) year 2009 and for each fiscal year thereafter during the Employment Period up to 33,750 shares of the Corporation’s Common Stock as a Performance Restricted Stock Award, such Performance Restricted Stock Award to be granted pursuant to the Corporation’s 2008 Omnibus Incentive Compensation Plan (or such other plan applicable to executives of the Corporation in effect from time to time) on the following basis: (i) if the Committee determines that seventy percent (70%) or more of the applicable performance targets set by the Board of Directors for such fiscal year have been met, the Executive shall receive 11,250 shares; and (ii) if the Committee determines that eighty percent (80%) or more of the applicable performance targets set by the Board of Directors for such fiscal year have been met, the Executive shall receive 11,250 shares; and (iii) if the Committee determines that one hundred fifteen percent (115%) or more of the applicable performance targets set by the Board of Directors for such fiscal year have been met, the Executive shall receive an additional 11,250 shares. Each Performance Restricted Stock Award shall be awarded to the Executive promptly after the end of the applicable fiscal year as soon as the Committee has determined that the applicable targets have been met but in no event later than sixty days after the end of the applicable fiscal year. Of the 11,250 shares of Corporation Common Stock referred to in clause (i) above, the disposition of such shares by the Executive shall be restricted for a period of three years, with such restrictions lapsing as to one-third of such shares on each of the first three anniversaries of the date the shares are granted to the Executive. Of the 11,250 shares of Corporation Common Stock referred to in clause (ii) above, the disposition of the shares by the Executive shall be restricted for a period of one year from the date the shares are granted to the Executive. The disposition of the shares referred to in clause (iii) by the Executive shall be restricted for a period of one year from the date the shares are granted to the Executive.”

11.	The first sentence of Section 5(a)(i) of the Employment Agreement shall be amended by adding the phrase “or Target Award” after the term “Semi-Annual Cash Bonus”.

12.	Section 5(a)(iii) of the Employment Agreement shall be amended by deleting the phrase “two times the maximum Semi-Annual Cash Bonus for the current six month period” and inserting the phrase “two times the Target Award for the current six month period (whether or not earned).”

13.	Section 5(a)(iv) of the Employment Agreement is amended by adding the following sentence at the end thereto:

“The parties intend that the first eighteen months of medical and welfare benefit coverage shall be exempt from the application of Section 409A of the Code, and that any remaining payments by the Company for these benefits shall be made on a monthly basis and considered in compliance with Section 409A of the Code. If the Corporation reimburses the Executive for the amount of any such benefit under this Section 5(a)(iv), such reimbursement shall be made promptly in accordance with Company policy, but in any event on or before the last day of the Executive’s taxable year following the taxable year in which the expense or cost was incurred. In no event shall the amount that the Company pays for any such benefit in any one year affect the amount that it will pay in any other year and in no event shall the benefits described in this paragraph be subject to liquidation or exchange.”

14.	Section 5 of the Employment Agreement is amended by adding a new subsection (c) to read as follows:

“(c) Notwithstanding the payment schedules contained elsewhere in this Section 5, to the extent necessary to comply with the requirements of Section 409A of the Code, if the Executive is a ‘specified employee’ (as defined below) at the time of his termination of employment, the payments under Sections 5(a)(i)(3), 5(a)(ii) and 5(b) (to the extent relating to the payment of compensation previously deferred by the Executive) shall not be made before the date which is six months after the date of the Executive’s termination of employment (or, if earlier, the date of his death). For purposes of the preceding sentence, a ‘specified employee’ shall have the meaning set forth in Section 1.409A-1(i) of the Final Regulations under Section 409A of the Code. Any payments that are so delayed will be paid in full within thirty days after the end of the six month period described in the first sentence, with the remaining payments being made on the schedule provided in the applicable subsection of this Section 5.”

15.	Section 7 of the Employment Agreement is amended by adding a new subsection (d) to read as follows:

“(d) Any Gross-Up Payment required to be paid under this Section 7 shall be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive pays the Excise Tax to which the Gross-Up Payment relates to the United States Internal Revenue Service or other applicable taxing authority.”

16.	Section 8(b) of the Employment Agreement is amended by adding the following sentence at the end of such subsection:

“Notwithstanding the payment schedule contained in this Section 8(b), to the extent necessary to comply with the requirements of Section 409A of the Code, if the Executive is a ‘specified employee’ (as defined above) at the time of his termination of employment, the payments to be made to the Executive during the Mandatory Non-Competition Period shall not be made before the date which is six months after the date of the Executive’s termination of employment. Any payments that are so delayed will be paid in full within thirty days after the end of such six months period, with the remaining payments being made on the schedule provided in this Section 8(b).”

17.	Section 11 of the Employment Agreement is amended by adding a new subsection (h) to read as follows:

“(h) This Employment Agreement is intended to comply with Section 409A of the Code and shall be construed and administered in accordance thereof, to the extent applicable. If any provision herein should violate Section 409A, such provision shall be deemed amended as of the date hereof without the necessity of further action by the Board so as to comply with Section 409A.”

18.	Section 12(b) of the Employment Agreement shall be amended to read in its entirety as follows:

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Alan F. Schultz

c/o Valassis Communications, Inc.

19975 Victor Parkway

Livonia, MI 48152

If to the Corporation:

c/o Valassis Communications, Inc.

19975 Victor Parkway

Livonia, MI 48152

Attention: Todd L. Wiseley

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee. A copy of all notices and communications, whether sent to the Executive or the Corporation, shall be sent to:

McDermott Will & Emery LLP

340 Madison Avenue

New York, New York 10173-1922

Attention: Amy Leder, Esq.

19.	All other terms of the Employment Agreement shall remain in full force and effect.

20.	This instrument, together with the Employment Agreements contains the entire agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Executive and the Corporation have caused this Agreement to be executed as of the day and year first above written.

VALASSIS COMMUNICATIONS, INC.

By:	/s/ Todd Wiseley
Name:	Todd Wiseley
Title:	Secretary

/s/ Alan F. Schultz
Alan F. Schultz